Exhibit 99.1

Live Ventures Reports Fiscal Second Quarter 2026 Financial Results

LAS VEGAS, May 14, 2026 -- Live Ventures Incorporated (Nasdaq: LIVE) (“Live Ventures” or the “Company”), a diversified holding company, today announced financial results for its fiscal second quarter ended March 31, 2026.

Fiscal Second Quarter 2026 Key Highlights:

●	Revenue was $102.9 million, compared to $107.0 million in the prior-year period
●	Gross margin increased 80 basis points to 33.6%, compared to 32.8% in the prior-year period
●	Operating loss was $2.0 million, compared to operating income of $2.1 million in the prior-year period.
o

Excluding a non-cash goodwill impairment charge of approximately $4.0 million in the Steel Manufacturing segment, the fiscal second quarter 2026 operating income would have been approximately $2.0 million

●	Net loss was $2.4 million and diluted loss per share was $0.80, compared to net income of $15.9 million and diluted earnings per share (“EPS”) of $5.05 in the prior-year period.
o

Current-year period results include a non-cash goodwill impairment charge of approximately $4.0 million in the Steel Manufacturing segment and a $1.4 million gain on Employee Retention Credits in the Retail-Flooring segment.

o	Prior-year period results benefited from a $22.8 million gain related to the modification of the Flooring Liquidators, Inc. (“Flooring Liquidators”) seller note
●	Adjusted EBITDA¹ was $5.9 million, compared to $6.4 million in the prior-year period
●	Total assets were $392.5 million, and stockholders’ equity was $92.9 million as of March 31, 2026
●	Approximately $39.8 million in cash and availability under the Company’s credit facilities as of March 31, 2026

“Our Retail-Entertainment and Flooring Manufacturing segments delivered strong operating income growth of 32.8% and 24.0%, respectively. These gains were offset by continued macroeconomic headwinds in the new-home construction and home-refurbishment markets, which negatively impacted our Retail-Flooring segment, as well as by a non-cash goodwill impairment charge of approximately $4.0 million in our Steel Manufacturing segment. Consolidated operating income before the non-cash goodwill charge would have been approximately $2.0 million, essentially in line with the prior-year period,” said David Verret, Chief Financial Officer of Live Ventures.

“This quarter demonstrated both the resilience of our business model and the ongoing challenges in the Retail-Flooring market. We are focused on reducing costs and improving operations across our businesses, and we are pleased with the operating improvements in our Retail-Entertainment and Flooring Manufacturing segments. We remain committed to building on that progress in the second half of the fiscal year while driving further efficiencies in our Retail-Flooring business,” commented Jon Isaac, President and Chief Executive Officer of Live Ventures.

¹ Adjusted EBITDA is a non-GAAP measure. A reconciliation of the non-GAAP measures is included below.

Second Quarter Fiscal Year 2026 Financial Summary (in thousands except per share amounts)

	For the three months ended March 31,
	2026	2025	% Change
Revenue	$102,899	$107,013	-3.8%
Gross profit	$34,580	$35,148	-1.6%
Operating (loss) income	$(2,009)	$2,092	N/A
Net (loss) income	$(2,448)	$15,866	N/A
Diluted (loss) earnings per share	$(0.80)	$5.05	N/A
Adjusted EBITDA¹	$5,878	$6,446	-8.8%

Revenue decreased approximately $4.1 million, or 3.8%, to $102.9 million for the quarter ended March 31, 2026, compared to $107.0 million in the prior-year period. The decrease primarily reflects a decline of approximately $7.2 million in the Retail-Flooring segment, partially offset by an increase of approximately $2.7 million in the Retail-Entertainment segment.

Gross profit decreased approximately $0.6 million, or 1.6%, to $34.6 million for the quarter ended March 31, 2026, compared to $35.1 million in the prior-year period, driven primarily by lower revenues in the Retail-Flooring segment. Gross margin increased 80 basis points to 33.6%, compared to 32.8% in the prior-year period, reflecting improved margins in the Steel Manufacturing, Flooring Manufacturing, and Retail - Flooring segments as well as a more favorable revenue mix, as the higher-margin Retail-Entertainment segment represented a larger share of consolidated revenue.

Operating loss was $2.0 million for the quarter ended March 31, 2026, compared to operating income of $2.1 million in the prior-year period, representing a $4.1 million year-over-year decrease. The decrease was primarily driven by a non-cash goodwill impairment charge of $4.0 million in the Steel Manufacturing segment and lower revenues in the Retail-Flooring segment, partially offset by improved operational performance in the Retail-Entertainment, Flooring Manufacturing, and Corporate and Other segments. Excluding a non-cash goodwill impairment charge, consolidated operating income would have been approximately $2.0 million, compared to $2.1 million in the prior-year period.

For the quarter ended March 31, 2026, net loss was approximately $2.4 million, and diluted loss per share was $0.80, compared to net income of approximately $15.9 million and diluted EPS of $5.05 in the prior-year period. The net loss for the quarter ended March 31, 2026, includes a non-cash goodwill impairment charge of approximately $4.0 million in the Steel Manufacturing segment and a $1.4 million gain on Employee Retention Credits in the Retail-Flooring segment. The prior-year period benefited from a $22.8 million gain related to the modification of the Flooring Liquidators’ seller note.

Adjusted EBITDA¹ for the quarter ended March 31, 2026, was approximately $5.9 million, a decrease of $0.6 million, or 8.8%, compared to $6.4 million in the prior-year period. The decrease in Adjusted EBITDA¹ was primarily due to lower gross profit.

As of March 31, 2026, the Company had total cash availability of approximately $39.8 million, consisting of $15.2 million in cash on hand and $24.6 million available under its various lines of credit.

Second Quarter Fiscal Year 2026 Segment Results (in thousands)

	For the three months ended March 31,
	2026	2025	% Change
Revenue
Retail - Entertainment	$21,205	$18,467	14.8%
Retail - Flooring	20,208	27,399	-26.2%
Flooring Manufacturing	30,285	31,283	-3.2%
Steel Manufacturing	32,545	31,487	3.4%
Corporate & Other	4	6	-33.3%
Intercompany eliminations	(1,348)	(1,629)	N/A
Total Revenue	$102,899	$107,013	-3.8%

	For the three months ended March 31,
	2026	2025	% Change
Operating (loss) income
Retail - Entertainment	$3,317	$2,498	32.8%
Retail - Flooring	(4,599)	(2,741)	-67.8%
Flooring Manufacturing	1,968	1,587	24.0%
Steel Manufacturing	(1,674)	2,185	N/A
Corporate & Other	(935)	(1,344)	30.4%
Intercompany eliminations	(86)	(93)	N/A
Total Operating (loss) Income	$(2,009)	$2,092	N/A

	For the three months ended March 31,
	2026	2025	% Change
Adjusted EBITDA¹
Retail - Entertainment	$3,529	$2,755	28.1%
Retail - Flooring	(3,232)	(1,591)	-103.1%
Flooring Manufacturing	2,917	2,526	15.5%
Steel Manufacturing	3,681	4,080	-9.8%
Corporate & Other	(931)	(1,231)	24.4%
Intercompany eliminations	(86)	(93)	N/A
Total Adjusted EBITDA¹	$5,878	$6,446	-8.8%

	For the three months ended March 31,
	2026	2025
Adjusted EBITDA¹ as a percentage of revenue
Retail - Entertainment	16.6%	14.9%
Retail - Flooring	-16.0%	-5.8%
Flooring Manufacturing	9.6%	8.1%
Steel Manufacturing	11.3%	13.0%
Corporate & Other	N/A	N/A
Intercompany eliminations	N/A	N/A
Total Adjusted EBITDA¹ as a percentage of revenue	5.7%	6.0%

Retail – Entertainment

Retail-Entertainment segment revenue for the quarter ended March 31, 2026 was $21.2 million, an increase of approximately $2.7 million, or 14.8%, compared to $18.5 million in the prior-year period. The revenue growth was driven by strong consumer demand across all product lines. Gross margin for the quarter decreased to 57.9%, from 59.1% in the prior-year period, reflecting a shift in the sales mix toward new products, which typically have lower margins. Operating income for the quarter ended March 31, 2026 was $3.3 million compared to y $2.5 million in the prior-year period. Strong revenue growth and disciplined management of general and administrative expenses drove the improvement in operating results.

Retail – Flooring

Retail-Flooring segment revenue for the quarter ended March 31, 2026 was $20.2 million, a decrease of approximately $7.2 million, or 26.2%, compared to $27.4 million in the prior-year period. The decline was primarily driven by lower retail and contractor sales due to the continued headwinds in the new-home construction and home-refurbishment markets. Gross margin for the quarter was 34.9%, compared to 34.4% in the prior-year period. The increase was primarily due to sales mix. Operating loss for the quarter ended March 31, 2026 was $4.6 million, compared to an operating loss of $2.7 million in the prior-year period. The increase in operating loss was driven mainly by lower revenue and gross profit, partially offset by lower general and administrative expenses resulting from cost-reduction initiatives implemented during fiscal year 2025.

Flooring Manufacturing

Flooring Manufacturing segment revenue for the quarter ended March 31, 2026 was $30.3 million, a decrease of approximately $1.0 million, or 3.2%, compared to $31.3 million in the prior-year period. The decline was primarily attributable to reduced demand in the new-home construction and home-refurbishment markets. Net of intercompany eliminations, revenue decreased approximately $0.6 million compared to the prior-year period. Gross margin for the quarter increased to 26.9%, compared to 26.5% in the prior-year period. The increase in gross margin was primarily due to improved manufacturing efficiency. Operating income for the quarter ended March 31, 2026 was $2.0 million, compared to $1.6 million for the prior-year period. The increase in operating income was primarily due to improved gross margins and lower operating expenses resulting from cost-reduction initiatives.

Steel Manufacturing

Steel Manufacturing segment revenue for the quarter ended March 31, 2026 was $32.5 million, an increase of approximately $1.1 million, or 3.4%, compared to $31.5 million in the prior-year period. The increase in revenue was primarily driven by higher sales volumes in the fabricated, hardened wear, and tool and die businesses, partially offset by lower revenue in the metal forming, assembly, and finishing solutions business. Net of intercompany eliminations, revenue increased approximately $0.9 million compared to the prior-year period. Gross margin was 22.1% for the quarter, compared to 21.0% for the prior-year period. The increase in gross margin was primarily due to a more favorable sales mix. Operating loss was $1.7 million for the quarter ended March 31, 2026 compared to operating income of $2.2 million in the prior-year period, representing a $3.9 million year-over-year decrease. The decrease was primarily driven by a non-cash goodwill impairment charge of a$4.0 million related to PMW.

Corporate and Other

Corporate and Other segment operating loss was $0.9 million and $1.3 million for the quarters ended March 31, 2026, and 2025, respectively. The reduction in operating loss was primarily attributable to lower corporate expenses, including compensation and professional fees.

Six Months FY 2026 Financial Summary (in thousands except per share amounts)

	For the six months ended March 31,
	2026	2025	% Change
Revenue	$211,443	$218,521	-3.2%
Gross profit	$69,933	$70,510	-0.8%
Operating income	$1,442	$2,854	-49.5%
Net income (loss)	$(2,512)	$16,358	N/A
Diluted earnings (loss) per share	$(0.82)	$5.20	N/A
Adjusted EBITDA¹	$13,673	$12,191	12.2%

Revenue decreased approximately $7.1 million, or 3.2%, to $211.4 million for the six months ended March 31, 2026, compared to revenue of $218.5 million in the prior-year period. Net of intercompany sales eliminations, the decrease primarily reflects a decline of approximately $12.2 million in the Retail-Flooring, Flooring Manufacturing, and Steel Manufacturing segments, partially offset by an increase of approximately $5.1 million in the Retail-Entertainment segment.

Gross profit decreased by approximately $0.6 million, or 0.8%, to approximately $69.9 million for the six months ended March 31, 2026, compared to $70.5 million in the prior-year period, primarily due to lower revenue in the Retail-Flooring segment. Gross margin increased 80 basis points to 33.1%, compared to 32.3% in the prior-year period, reflecting improved operating efficiencies in the Flooring Manufacturing and Steel Manufacturing segments, as well as a more favorable revenue mix, as the higher-margin Retail-Entertainment segment represented a larger share of consolidated revenue.

Operating income decreased $1.4 million, or 49.5%, to $1.4 million for the six months ended March 31, 2026, compared to operating income of $2.9 million in the prior-year period. The decrease was primarily driven by a non-cash goodwill impairment charge of $4.0 million in the Steel Manufacturing segment and lower revenue in the Retail-Flooring segment, partially offset by improved operations in the Retail-Entertainment, Flooring Manufacturing, and Corporate and Other segments.

For the six months ended March 31, 2026, net loss was approximately $2.5 million, and diluted loss per share was $0.82, compared to net income of approximately $16.4 million and diluted EPS of $5.20 in the prior-year period. The net loss for the six months ended March 31, 2026, includes a non-cash goodwill impairment charge of approximately $4.0 million in the Steel Manufacturing segment and a $1.4 million gain on Employee Retention Credits in the Retail-Flooring segment. The prior-year period benefited from a $22.8 million gain related to the modification of the Flooring Liquidators’ seller note, an approximately $2.8 million gain related to the settlement of the earnout liability from the PMW acquisition, and an approximately $0.7 million gain from the settlement of PMW seller notes.

Adjusted EBITDA¹ for the six months ended March 31, 2026, was approximately $13.7 million, an increase of $1.5 million, or 12.2%, compared to $12.2 million in the prior-year period. Adjusted EBITDA¹ increased despite lower operating income, reflecting lower operating expenses and the exclusion of a non-cash impairment charge.

Six Months FY 2026 Segment Results (in thousands)

	For the six months ended March 31,
	2026	2025	% Change
Revenue
Retail - Entertainment	$44,826	$39,740	12.8%
Retail - Flooring	45,535	59,146	-23.0%
Flooring Manufacturing	59,146	60,451	-2.2%
Steel Manufacturing	64,406	64,774	-0.6%
Corporate & Other	11	62	-82.3%
Intercompany eliminations	(2,481)	(5,652)	N/A
Total Revenue	$211,443	$218,521	-3.2%

	For the six months ended March 31,
	2026	2025	% Change
Operating (loss) Income
Retail - Entertainment	$7,983	$5,905	35.2%
Retail - Flooring	(8,287)	(4,914)	68.6%
Flooring Manufacturing	4,294	2,237	92.0%
Steel Manufacturing	(53)	3,386	N/A
Corporate & Other	(2,109)	(2,900)	27.3%
Intercompany eliminations	(386)	(860)	N/A
Total Operating Income	$1,442	$2,854	-49.5%

	For the six months ended March 31,
	2026	2025	% Change
Adjusted EBITDA¹
Retail - Entertainment	$8,496	$6,565	29.4%
Retail - Flooring	(5,533)	(2,374)	-133.1%
Flooring Manufacturing	6,192	4,159	48.9%
Steel Manufacturing	6,996	7,267	-3.7%
Corporate & Other	(2,092)	(2,566)	18.5%
Intercompany eliminations	(386)	(860)	N/A
Total Adjusted EBITDA¹	$13,673	$12,191	12.2%

	For the six months ended March 31,
	2026	2025
Adjusted EBITDA¹ as a percentage of revenue
Retail - Entertainment	19.0%	16.5%
Retail - Flooring	-12.2%	-4.0%
Flooring Manufacturing	10.5%	6.9%
Steel Manufacturing	10.9%	11.2%
Corporate & Other	N/A	N/A
Intercompany eliminations	N/A	N/A
Total Adjusted EBITDA¹ as a percentage of revenue	6.5%	5.6%

Retail – Entertainment

Retail-Entertainment segment revenue for the six months ended March 31, 2026 was $44.8 million, an increase of approximately $5.1 million, or 12.8%, compared to $39.7 million in the prior-year period. The revenue growth was driven by strong consumer demand across all product lines. Gross margin for the six months ended March 31, 2026 was 57.7%, essentially flat compared to 57.8% in the prior-year period. Operating income for the six months ended March 31, 2026 was $8.0 million compared to $5.9 million in the prior-year period. Strong revenue growth and disciplined management of general and administrative expenses drove continued improvement in operating results.

Retail – Flooring

Retail Flooring segment revenue for the six months ended March 31, 2026 was $45.5 million, a decrease of approximately $13.6 million, or 23.0%, compared to $59.1 million in the prior-year period. The decline was primarily driven by lower retail and contractor sales due to the continued headwinds in the new-home construction and home-refurbishment markets. Gross margin for the six months ended March 31, 2026 was 33.1%, compared to 35.9% in the prior-year period. The decrease in gross margin was primarily due to a less favorable overall product mix. Operating loss for the six months ended March 31, 2026 was $8.3 million, compared to an operating loss of $4.9 million in the prior-year period. The increase in operating loss was driven mainly by lower revenue and gross margin, partially offset by reduced operating expenses resulting from cost-reduction initiatives implemented during fiscal year 2025.

Flooring Manufacturing

Flooring Manufacturing segment revenue for the six months ended March 31, 2026 was $59.1 million, a decrease of approximately $1.3 million, or 2.2%, compared to $60.5 million in the prior-year period. The decline was primarily attributable to reduced demand in the new-home construction and home-refurbishment markets. Net of intercompany eliminations, revenue increased approximately $1.3 million compared to the prior‑year period. Gross margin for the six months ended March 31, 2026 increased to 26.0% from 24.1% in the prior‑year period, primarily due to improved manufacturing efficiency. Operating income for the six months ended March 31, 2026, was $4.3 million, an increase of 92.0%, compared to $2.2 million for the prior-year period. The improvement in operating income reflects the combined impact of higher gross margins and the ongoing benefits of cost‑reduction actions implemented across the segment.

Steel Manufacturing

Steel Manufacturing segment revenue for the six months ended March 31, 2026 was $64.4 million, a decrease of approximately $0.4 million, or 0.6%, compared to $64.8 million in the prior-year period. The decline in revenue was primarily attributable to lower sales in the metal forming, assembly, and finishing solutions business, partially offset by increased sales volumes in the fabricated, hardened wear, and tool and die businesses. Net of intercompany sales eliminations, revenue increased approximately $0.2 million compared to the prior-year period. Gross margin increased to 21.0% for the six months ended March 31, 2026, compared to 19.4% for the prior-year period. The increase in gross margin was primarily due to a more favorable sales mix. Operating loss for the six months ended March 31, 2026 was $50,000, compared to operating income of $3.4 million in the prior-year period, a decrease of approximately $3.3 million driven primarily by a non-cash goodwill impairment charge of approximately $4.0 million related to PMW.

Corporate and Other

Corporate and Other segment operating loss was $2.1 million and $2.9 million for the six months ended March 31, 2026, and 2025, respectively. The reduction in operating loss was primarily attributable to lower corporate expenses, including compensation and professional fees.

Non-GAAP Financial Information

Adjusted EBITDA

We evaluate the performance of our operations based on financial measures, such as “Adjusted EBITDA,” which is a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) before interest expense, interest income, income taxes, depreciation, amortization, stock-based compensation, and other non-cash or nonrecurring charges. We believe that Adjusted EBITDA is an important indicator of the operational strength and performance of the business, including the business’s ability to fund acquisitions and other capital expenditures and to service its debt. Additionally, this measure is used by management to evaluate operating results and perform analytical comparisons and identify strategies to improve performance. Adjusted EBITDA is also a measure that is customarily used by financial analysts to evaluate a company’s financial performance, subject to certain adjustments. Adjusted EBITDA does not represent cash flows from operations, as defined by generally accepted accounting principles (“GAAP”), should not be construed as an alternative to net income or loss, and is indicative neither of our results of operations, nor of cash flow available to fund our cash needs. It is, however, a measurement that the Company believes is useful to investors in analyzing its operating performance. Accordingly, Adjusted EBITDA should be considered in addition to, but not as a substitute for, net income, cash flow provided by operating activities, and other measures of financial performance prepared in accordance with GAAP. As companies often define non-GAAP financial measures differently, Adjusted EBITDA, as calculated by Live Ventures Incorporated, should not be compared to any similarly titled measures reported by other companies.

Forward-Looking and Cautionary Statements

The use of the word “Company” refers to Live Ventures and its wholly owned subsidiaries. Certain statements in this press release contain or may suggest “forward-looking” information within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, each as amended, that are intended to be covered by the “safe harbor” created by those sections. Words such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar statements are intended to identify forward-looking statements. Live Ventures may also make forward-looking statements in its periodic reports filed with the U.S. Securities and Exchange Commission on Forms 10-K and 10-Q, Current Reports on Form 8-K, in its annual report to stockholders, in press releases and other written materials, and in oral statements made by its officers and directors to third parties. There can be no assurance that such statements will prove to be accurate and there are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company, including, but not limited to, plans and objectives of management for future operations or products, the market acceptance or future success of our products, and our future financial performance. The Company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2025. Additionally, new risk factors emerge from time to time, and it is not possible for us to predict all such risk factors, or to assess the impact such risk factors might have on our business. Live Ventures undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

About Live Ventures Incorporated

Live Ventures is a diversified holding company with a strategic focus on value-oriented acquisitions of domestic middle-market companies. Live Ventures’ acquisition strategy is sector-agnostic and focuses on well-run, closely held businesses with a demonstrated track record of earnings growth and cash flow generation. The Company seeks opportunities to partner with management teams of its acquired businesses to build increased stockholder value through a disciplined buy-build-hold long-term focused strategy. Live Ventures was founded in 1968. In late 2011, Jon Isaac, Chief Executive Officer and strategic investor, joined the Company's Board of Directors and later refocused it into a diversified holding company. The Company’s current portfolio of diversified operating subsidiaries includes companies in the textile, flooring, tools, steel, and entertainment industries.

Contact:

Live Ventures Incorporated

Greg Powell, Director of Investor Relations

725.500.5597

gpowell@liveventures.com

www.liveventures.com

Source: Live Ventures Incorporated

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except per share amounts)

	March 31, 2026	September 30, 2025
	(Unaudited)
Assets
Cash	$15,173	$8,831
Trade receivables, net of allowance for doubtful accounts of $0.3 million at March 31, 2026 and $0.6 million at September 30, 2025	39,062	39,947
Inventories, net	121,643	120,716
Income taxes receivable	259	—
Prepaid expenses and other current assets	3,195	3,568
Total current assets	179,332	173,062
Property and equipment, net	75,437	77,511
Right of use asset - operating leases	61,531	53,097
Deposits and other assets	1,504	1,498
Intangible assets, net	17,568	20,080
Goodwill	57,139	61,152
Total assets	$392,511	$386,400
Liabilities and Stockholders' Equity
Liabilities:
Accounts payable	$27,411	$27,369
Accrued liabilities	30,904	31,834
Income taxes payable	—	2,334
Current portion of lease obligations - operating leases	12,439	11,495
Current portion of lease obligations - finance leases	591	573
Current portion of long-term debt	32,473	36,282
Current portion of notes payable - related parties	800	800
Current portion of seller notes - related parties	275	275
Total current liabilities	104,893	110,962
Long-term debt, net of current portion	50,254	41,880
Lease obligation long term - operating leases	54,693	46,375
Lease obligation long term - finance leases	42,293	42,269
Notes payable - related parties, net of current portion	20,588	18,564
Seller notes - related parties	17,961	17,945
Deferred tax liability	6,156	9,156
Other non-current obligations	2,781	3,945
Total liabilities	299,619	291,096
Commitments and contingencies
Stockholders' equity:
Series E convertible preferred stock, $0.001 par value, 200,000 shares authorized, 47,840 shares issued and outstanding at March 31, 2026 and September 30, 2025, with a liquidation preference of $0.30 per share outstanding	—	—
Common stock, $0.001 par value, 10,000,000 shares authorized, 3,071,656 shares issued and outstanding at March 31, 2026 and September 30, 2025	2	2
Paid in capital	75,948	75,848
Treasury stock common 754,391 shares as of March 31, 2026 and September 30, 2025	(9,600)	(9,600)
Treasury stock Series E preferred 80,000 shares as of March 31, 2026 and September 30, 2025	(7)	(7)
Retained earnings	26,549	29,061
Total stockholders' equity	92,892	95,304
Total liabilities and stockholders' equity	$392,511	$386,400

LIVE VENTURES, INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share)

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2026	2025	2026	2025
Revenue	$102,899	$107,013	$211,443	$218,521
Cost of revenue	68,319	71,865	141,510	148,011
Gross profit	34,580	35,148	69,933	70,510

Operating expenses:
General and administrative expenses	27,681	28,321	55,523	58,392
Sales and marketing expenses	4,895	4,735	8,955	9,264
Impairment expense	4,013	—	4,013	—
Total operating expenses	36,589	33,056	68,491	67,656
Operating income (loss)	(2,009)	2,092	1,442	2,854
Other expense:
Interest expense, net	(3,892)	(3,933)	(7,453)	(8,095)
Gain on extinguishment of debt	—	—	—	713
Gain on settlement of earnout liability	—	—	—	2,840
Employee Retention Credit	1,400	—	1,400	—
Gain on modification of seller note	—	22,784	—	22,784
Other income	(94)	160	(73)	580
Total other income (expense), net	(2,586)	19,011	(6,126)	18,822
Income (loss) before provision for income taxes	(4,595)	21,103	(4,684)	21,676
Provision for (benefit from) income taxes	(2,147)	5,237	(2,172)	5,318
Net income (loss)	$(2,448)	$15,866	$(2,512)	$16,358

Income (loss) per share:
Basic	$(0.80)	$5.10	$(0.82)	$5.25
Diluted	$(0.80)	$5.05	$(0.82)	$5.20

Weighted average common shares outstanding:
Basic	3,071,656	3,109,362	3,071,656	3,113,864
Diluted	3,071,656	3,138,711	3,071,656	3,143,213

LIVE VENTURES INCORPORATED

NON-GAAP MEASURES RECONCILIATION

Adjusted EBITDA

The following table provides a reconciliation of Net (loss) income to total Adjusted EBITDA¹ for the periods indicated (dollars in thousands):

	For the Three Months Ended		For the Six Months Ended
	March 31, 2026	March 31, 2025	March 31, 2026	March 31, 2025
Net income (loss)	$(2,448)	$15,866	$(2,512)	$16,358
Depreciation and amortization	3,920	4,401	7,846	8,816
Stock-based compensation	49	49	100	100
Interest expense, net	3,892	3,933	7,453	8,095
Income tax expense (benefit)	(2,147)	5,237	(2,172)	5,318
Gain on extinguishment of debt	—	—	—	(713)
Gain on modification of seller note	—	(22,784)	—	(22,784)
Gain on settlement of earnout liability	—	—	—	(2,840)
Impairment of goodwill	4,013	—	4,013	—
Employee Retention Credit	(1,400)	—	(1,400)	—
Debt acquisition costs	—	—	59	—
Other non-recurring charges	(1)	(256)	286	(159)
Adjusted EBITDA	$5,878	$6,446	$13,673	$12,191